PROMISSORY NOTE
CASH OUT- JWSr. III
And
SETTLEMENT AGREEMENT

$150,000 (One Hundred, Fifty-Thousand Dollars)	Dated: July, 27 2007
Principal Amount	State of Nevada

Funding Date- On or before July 27, 2007
Due Date of Note September 15, 2007

FOR VALUE RECEIVED, One Hundred, Fifty-Thousand Thousand Dollars ($150,000), the undersigned, Indigo-Energy, Inc., a Nevada Corporation, located at 701 N. Green Valley Parkway, Suite 200, Henderson, NV 89074 (Borrowers) hereby promises to pay to the order of James C. Walter Sr., an individual, residing at 587 McKendimen Road, Medford, NJ 08055 (Maker) the sum of $150,000 (One Hundred, Fifty-Thousand Dollars). Said sum shall be paid in the manner following:

At the Due Date Borrower will repay this Promissory Note- Cash Out and Settlement Agreement (Note) in the following manner:

Borrower will repay the Principal Amount along with an interest payment of $2,000 (Two-Thousand Dollars) within 5 days of the Due Date via wire transfer to the Maker.

The Maker agrees to the following terms and conditions as part of this Note:

1) The Maker hereby releases the Borrower from all claims and obligations contained within the Promissory Note document dated April 6, 2007 with a due date of June 6, 2007.
2) The Maker hereby releases the Borrower from all claims, obligations and revenue from Indigo Well #2 in which the Maker currently an investment interest. This Note releases the Borrower from all current and future obligations on that assigned well.

As an additional consideration for this Note, the Borrower agrees to issue, within 30 days of the date of signing, 1.4 Million (One Million, Four-Hundred Thousand) shares of the Borrower’s common stock. Such shares shall be restricted by SEC Rule 144.

This Note shall at the option of the Maker be immediately due and payable upon the occurrence of any of the following:
1-	Breach of any condition of any of the security interest.
2-	Upon the insolvency, dissolution, or liquidation of the Borrowers.

Wire Instructions for receipt of funds by Borrower are:

Bank of America
Branch NV1-155-01-01
Banker: Charity Lopez
2638 W. Horizon Ridge Parkway
Henderson, NV 89052
702-654-6316
702-654-6342 fax
Indigo-Energy, Inc.
Account # 005012537333
Wire Routing ABA # 026009593

In the event this Note shall be in default, and placed with an attorney for collection, then the Borrower agrees to pay all reasonable attorney fees and costs of collection. Payments not made within 10 days of due date shall be subject to a late charge of 10% of said payment. All payments hereunder shall be made to the Maker.

The Borrowers agree to be fully bound hereunder until this note shall be fully paid and waive demand, presentment and protest and all notices thereto and further agrees to remain bound, notwithstanding any extension, renewal, modification, waiver, or other indulgence by the Maker or upon the discharge or release of the Borrowers, or upon the exchange, substitution, or release of any collateral granted as security for this Note. No modification or indulgence by Maker shall be binding unless in writing, and any indulgence for one occasion shall not be an indulgence for any other or future occasion. This Note shall take effect as a sealed instrument and shall be construed, governed, and enforced in accordance with the laws of the State of Nevada.

Signed the date recorded below:

David Larson, CEO	Date
Indigo-Energy, Inc.

Accepted by Maker:

James C. Walter Sr., an individual	Date	SSAN#

PromNoteCashOutJCWSrIII